Exhibit 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 11th day of August, 2010 by and between GRUBB & ELLIS COMPANY, a Delaware corporation having an address at 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705 (the “Company”), and THOMAS P. D’ARCY, an individual residing at 383 Simon Willard Road, Concord, Massachusetts 01742 (the “Executive”).
WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated as of November 4, 2009 (the “Employment Agreement”). Except as otherwise expressly set forth herein to the contrary, all capitalized terms set forth in this Amendment shall have the same meanings as ascribed to them in the Employment Agreement; and
WHEREAS, the parties hereto wish to amend the Employment Agreement to provide for certain modifications, all pursuant to this Amendment.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1. In Sections 2(b) and 3(d) to the Employment Agreement, each reference to “August 1, 2010” shall be replaced with “August 1, 2011”.
2. The following replaces the first paragraph only of Section 3(f) to the Employment Agreement in its entirety:
“(f) On the Effective Date, the Company, subject to the approval of the Board to be obtained no later than the Effective Date (by a duly held meeting or unanimous written consent in lieu thereof), shall grant to Executive a restricted stock award (the “Restricted Stock Award”) of Two Million (2,000,000) restricted shares of Common Stock. The shares of restricted Common Stock subject to the Restricted Stock Award shall vest as follows: (i) One Million (1,000,000) shares (the “Time Vested Shares”) which shall vest at the rate of thirty-three and one-third percent (331/3%) on each of the three (3) successive anniversary dates commencing on the one (1) year anniversary of the day immediately preceding the one (1) year anniversary of the Effective Date; (ii) One Million (1,000,000) shares (the “Initial Stock Price Performance Shares”) which shall vest as follows: (A) in the event that for any thirty (30) consecutive “trading days” (as defined in Section 17 below) during the period commencing on the date first set forth above until and through the three (3)-year anniversary thereof (the “Measurement Period”) the volume weighted average closing price per share of the Company’s Common Stock on the exchange or market on which the Company’s shares of Common Stock are publically listed or quoted for trading is at least Three Dollars and Fifty Cents ($3.50), then Five Hundred Thousand (500,000) of the Stock Price Performance Shares shall vest (the “3.50 Tranche”); and (B) in the event that for any thirty (30) consecutive trading days during the Measurement Period the volume weighted average closing price per share of the Company’s Initial Common Stock on the exchange or market on which the Company’s shares of Common Stock are publically listed or quoted for trading is at least Six Dollars ($6.00), then an additional Five Hundred Thousand (500,000) of the Stock Price Performance Shares shall vest (the “6.00 Tranche”). In addition, in the event that the Executive Equity Purchase exceeds Five Hundred Thousand ($500,000) Dollars, Executive shall be granted, upon the establishing of the “conversion price” (as defined below), an additional number of Stock Price Purchase Performance Shares (the “Additional Stock Price Performance Shares”) equal to the dollar amount by which the Executive Equity Purchase exceeds Five Hundred Thousand ($500,000) Dollars (the “Excess Investment”) divided by the conversion price of the “Preferred Stock” (as defined in Section 5(b)) sold in the “Preferred Financing” (as defined in Section 5 below); provided, however, in no event shall the dollar amount of the Excess Investment with respect to which Executive shall be entitled to receive Additional Stock Price Performance Shares exceed One Million ($1,000,000) Dollars. As used herein, the term “conversion price” shall mean the conversion price of the Preferred Stock after giving effect to the outcome of the requisite stockholder votes of the proposed amendment to the Company’s certificate of incorporation to increase the Company’s authorized capital, and which amendment shall be put before the Company’s stockholders for approval at the next annual meeting of the Company’s stockholders to be held in December, 2009. In the event that the calculation of the number of Additional Stock Price Performance Shares results in a fractional share, the fractional share shall be rounded up to the nearest whole share. Any Additional Stock Price Performance Shares shall be allocated equally between the 3.50 Tranche and the 6.00 Tranche. The Stock Price Performance Shares and any Additional Stock Price Performance Shares are hereinafter collectively referred to as the “Performance Shares”.”
3. The following replaces Section 5(a) to the Employment Agreement in its entirety:
“(a) The term of Executive’s employment hereunder shall commence on November 16, 2009 (the “Effective Date”) and shall initially terminate on the date immediately preceding the four (4)-year anniversary thereof, or such earlier time in accordance with Section 8 hereof (the “Initial Term”); provided, however, in the event that (i) Company does not advise Executive at least ninety (90) days prior to the expiration of the Initial Term, or (ii) Executive does not advise the Company at least ninety (90) days prior to the expiration of the Initial Term (and on each subsequent, successive anniversary of the Effective Date thereafter), the term of this Agreement shall automatically be extended for one or more additional one (1) year period(s) (as the case may be), unless terminated earlier in accordance with Section 8 hereof (the Initial Term, plus any one (1) year extension(s) thereof in accordance with the immediately preceding proviso, is hereinafter referred to as the “Term”).”
4. Except as expressly set forth herein, all of the terms and conditions of the Employment Agreement shall remain in full force and effect. In the event and to the extent there is an inconsistency between any of the terms and provisions of the Employment Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern.

5. This Amendment shall be governed by, enforced and construed in accordance with the provisions of Section 19 of the Employment Agreement.
6. This Amendment may be executed in one or more original, facsimile or electronic counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

/s/ Thomas P. D’Arcy
THOMAS P. D’ARCY

GRUBB & ELLIS COMPANY
By:	/s/ C. Michael Kojaian
C. Michael Kojaian
Chairman of the Board